Exhibit 10.3

No.

FORM OF

INSPIRE PHARMACEUTICALS, INC.

DIRECTOR NON-STATUTORY STOCK OPTION AGREEMENT

Inspire Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, as an incentive and inducement to                          (the “Optionee”), who is presently a member of the Board of Directors of the Company (the “Board”) [and a member of the audit committee of the Board (the “Audit Committee”)], to devote his or her best efforts to the affairs of the Company, which incentive and inducement the Board has determined to be sufficient consideration for the grant of this option, hereby grants to the Optionee the right and option (the “Option”) to purchase shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) under the following terms:

Optionee:

Grant Date:

Exercise Price:

Number of Shares Available for Purchase (“Option Shares”):

Expiration Date:

1.    The Option shall vest and become exercisable in installments in accordance with the following provisions (and as set forth in Sections 3, 6 and 7 hereof):

(a)	30,000 shares underlying the Option shall vest and become exercisable, commencing on the last day of the month of the Grant Date, as to one thirty-sixth (1/36th) of such shares per month with each monthly tranche vesting on the last day of each month, until fully vested; provided, however, that such shares shall cease vesting if the Optionee resigns from the Board or otherwise ceases to serve as a director;

(b)	[10,000 shares underlying the Option shall vest and become exercisable, commencing on the last day of the month containing the Grant Date, as to one thirty-sixth (1/36th) of such shares per month with each monthly tranche vesting on the last day of each month, until fully vested; provided, however, that such shares shall cease vesting if the Optionee resigns from the Audit Committee or otherwise ceases to serve as a member of the Audit Committee; and]

(c)	The Option shall expire and shall not be exercisable for any of the Option Shares after the Expiration Date.

2.     Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Inspire Pharmaceuticals, Inc. 1995 Stock Plan, as amended (the “Plan”).

3.     The Option may be exercised at any time and from time to time, subject to the limitation of Section 1 above, up to the aggregate number of shares specified herein; provided, however, the Option shall be exercisable only with respect to whole shares. Any fractional shares which vest during any vesting period shall be aggregated until such time as the fractional shares shall have accumulated to equal a whole share and are therefore exercisable. Written notice of exercise shall be delivered to the Company specifying the number of shares with respect to which the Option is being exercised and a date not later than fifteen days after the date of the delivery of such notice as the date on which the Optionee will take up and pay for such shares. On the date specified in such notice, the Company will deliver to the Optionee a certificate for the number of shares with respect to which the Option is being exercised against payment therefor in cash or by certified check.

4.     The Optionee shall not be deemed, for any purpose, to have any rights whatever in respect of Option Shares to which the Option shall not have been exercised and payment made as aforesaid. The Optionee shall not be deemed to have any rights to continued service with the Company, whether as a director, consultant, employee or in any other capacity, by virtue of the Option.

5.     In the event that the Board, in its discretion, determines that any stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change affects the Common Stock such that adjustment is required in order to preserve the benefits or potential benefits of the Option, the maximum aggregate number and kind of shares or securities of the Company subject to the Option, and the Exercise Price of the Option, shall be appropriately adjusted by the Board (whose determination shall be conclusive) so that the proportionate number of Option Shares or other securities subject to the Option and the proportionate interest of the Optionee shall be maintained as before the occurrence of such event.

6.     In the event of a consolidation or merger of the Company with another corporation, or the sale or exchange of all or substantially all of the assets of the Company, or a reorganization or liquidation of the Company, the Optionee shall be entitled to receive upon exercise and payment in accordance with the terms of the Option the same shares, securities or property as he or she would have been entitled to receive upon the occurrence of such event if he or she had been, immediately prior to such event, the owner of the number of Option Shares. In lieu of the foregoing, however, the Board may upon written notice to the Optionee provide that, unless theretofore exercised, the Option shall expire as of the earlier of the Expiration Date or the date specified in such notice which may not be less than 20 days after the date of such notice. In connection with such notice, the Board may in its discretion accelerate or waive any deferred vesting date set forth in Section 1.

7.     Notwithstanding the vesting provisions set forth in Sections 1 and 6 hereof, the Option shall vest immediately if (i) there is a Change of Control (as hereinafter defined) and (ii) the Optionee will cease to serve as a director of the Company as a result of such Change of Control. For purposes of the Option, a “Change of Control” shall mean: (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock of the Company outstanding immediately before the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; or (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) resulting in a change of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

8.     The Option shall be transferable by the Optionee, in whole or in part, subject to the following:

(a)	Lifetime transfers may only be made to the Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Optionee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests;

(b)	To the extent that the Option has not been exercised or transferred during the Optionee’s lifetime, after the Optionee’s death, the Option shall be exercisable only by the person or persons entitled to do so under the Optionee’s last will and testament or if the Optionee fails to make a testamentary disposition of the Option or dies intestate, by the person or persons entitled to receive the Option under any applicable laws of descent and distribution;

(c)	The Board shall have the right to require evidence to its satisfaction of the rights of any person or persons seeking to exercise the Option hereunder (e.g., an authenticated copy of the will);

(d)	Transfers may be made only to the extent permitted by or under any rules and conditions as imposed by the Board;

(e)	No consideration may be given for any transfer;

(f)	Subsequent transfers of the Option following its initial transfer or transfer of an interest in an entity to which the Option has been transferred are prohibited except those in accordance with this section or by will or the laws of descent and distribution;

(g)	In no event shall the Option be exercisable by any person to a greater extent than the Option could have been exercised by the Optionee immediately prior to his or her death or the effective date of his or her resignation from the Board due to Disability, as defined in Section 22(e)(3) of the Code (as applicable). The Board shall have the right to require evidence to its satisfaction of the rights of any person or persons seeking to exercise the Option hereunder, e.g., an authenticated copy of the will;

(h)	Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect; and

(i)	Any transferee described above shall be treated as the Optionee for purposes of all other provisions of this agreement and the terms of the Plan.

9.     If the Optionee’s directorship [or membership on the Audit Committee] terminates during any period in which the Option Shares are exercisable, but prior to the Expiration Date ([collectively,]the “Exercise Period”), such period shall be adjusted as follows, except that in no event shall the Exercise Period be extended beyond the Expiration Date:

(a)	The Exercise Period shall end immediately upon the date of the Optionee’s breach of any agreement, covenant or representation by and between the Optionee and the Company, including but not limited to any promise or warrant made as consideration for this agreement or the terms of any severance agreement;

(b)	The Exercise Period shall end immediately upon the Optionee’s illegal or improper conduct that injures or impairs the reputation, goodwill, or business of the Company, involves the misappropriation of funds of the Company, or the misuse of data, information or documents acquired in connection with the Optionee’s service as a director, consultant, employee or in any other capacity to the Company, or violates any other directive or policy promulgated by the Company; and

(c)

The Exercise Period shall end immediately upon the effective date of the termination of the Optionee’s: (i) consulting or director relationship with the Company in violation of any agreement to remain in the service of the Company; (ii) involuntary termination of the relationship for reasons which may include, without limitation, any illegal or improper conduct that injures or impairs the reputation, goodwill, or business of the Company, involves the misappropriation of funds of the Company, or the misuse of data, information or documents acquired in connection with service for the Company, or violates any other directive or policy promulgated by the

Company; or (iii) voluntary termination of the relationship in anticipation of involuntary termination.

10.	It shall be a condition of exercise hereunder that:

(a)	The Company may, in its discretion, require that in the opinion of counsel for the Company the proposed purchase of Option Shares shall be exempt from registration under the Securities Act of 1933, as amended;

(b)	The Optionee shall have made such undertakings and agreements with the Company as the Company may reasonably require, and that such other steps, if any, as counsel for the Company shall deem necessary to comply with any law, rule or regulation applicable to the issue of such shares by the Company shall have been taken by the Company or the Optionee, or both;

(c)	The certificates representing the shares purchased under the Option may contain such legends as counsel for the Company shall deem necessary to comply with the applicable law, rule or regulation;

(d)	The Optionee shall execute and deliver to the Company a counterpart of any applicable stockholders’ agreement, investor rights agreement or similar agreement among the Company and some or all of its stockholders, and any amendment thereto or restatement or replacement thereof, pursuant to which the Optionee shall be subject to all provisions therein applicable to holders of Common Stock of the Company; and

(e)	The Option shall, if the Company so requests, provide payment of all state and federal taxes imposed upon the exercise of the Option and the issue of the shares covered hereby.

11.     The Option is issued pursuant to the terms of the Plan. This Certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. Copies of the Plan may be obtained upon written request without charge from the Treasurer of the Company.

12.     This agreement may be amended only by a written agreement executed by the Company and the Optionee. The Company and the Optionee acknowledge that changes in federal tax laws enacted subsequent to the Date of Grant, and applicable to stock options, may provide for tax benefits to the Company or the Optionee. In that event, the Company and the Optionee agree that this agreement may be amended as necessary to secure for the Company and the Optionee any benefits that may result from that legislation. Any amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.

* * *

IN WITNESS WHEREOF, the Company has caused the Option to be executed by its duly authorized officers on its behalf as of                                  , 20            .

INSPIRE PHARMACEUTICALS, INC.

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